Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER AND YEAR ENDED MARCH 31, 2021

CONFERENCE CALL TRANSCRIPT

MAY 3, 2021 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Incorporated Doing Business as 1-800-PetMeds Conference Call to review the financial results for the fourth fiscal quarter and fiscal year ended on March 31, 2021. At the request of the Company this conference call is being recorded. Founded in 1996 1-800-PetMeds is America's most trusted pet pharmacy delivering prescription and non-prescription pet medications and other health products for dogs, cats and horses direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns which direct consumers to order by phone or on the Internet and aim to increase the recognition of the PetMeds family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and a rapid home delivery. At this time, I would like to turn the call over to the Company's Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:	Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I'd like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today's speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you Bruce. Welcome and thank you for joining us. Today we will review the highlights of our financial results. We’ll compare our fourth fiscal quarter and fiscal year ended on March 31, 2021 to last year's quarter and fiscal year ended on March 31, 2020.

For the fourth fiscal quarter ended on March 31, 2021 our sales were $71.7 million compared to sales of $74.3 million for the same period the prior year, a decrease of 3.5%. For the fiscal year ended on March 31, 2021 sales were $309.2 million compared to $284.1 million for the prior fiscal year, an increase of 8.8%. The sales for the quarter might have been negatively impacted by colder weather and the demand was pulled forward last year due to the pandemic.

The average order value was approximately $93 for the quarter, compared to $90 for the same quarter the prior year. For the fourth fiscal quarter, net income was $6.8 million, or $0.34 diluted per share, compared to $7.0 million, or $0.35 diluted per share, for the same quarter the prior year, a decrease to net income of 2.7%. For the fiscal year, net income was $30.6 million, or $1.52 diluted per share, compared to $25.9 million, or $1.29 diluted per share, a year ago, an increase to net income of 18.4%.

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Reorder sales decreased by 1.4%, to $64.2 million for the quarter, compared to reorder sales of $65.2 million for the same quarter the prior year. For the fiscal year reorder sales increased by 9.7%, to $272.6 million, compared to $248.6 million for the last year. New order sales decreased by 18%, to $7.5 million for the quarter, compared to $9.1 million for the same period the prior year. For the fiscal year new order sales increased by 2.8%, to $36.6 million, compared to $35.6 million for the last year. We acquired approximately 88,000 new customers in our fourth fiscal quarter compared to 107,000 for the same period the prior year, and we acquired approximately 443,000 new customers in the fiscal year compared to 421,000 for the last year. The seasonality in our businesses due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak season with fall and winter being the off-season.

For the fourth fiscal quarter our gross profit as a percent of sales was 28.6%, compared to 29.2% for the same period a year ago. For the fiscal year our gross profit as a percent of sales was 29.1%, compared to 28.6% for the prior year. The percentage decrease for the quarter can be attributed to some of our vendors shifting their funding from discounting product costs to co-op marketing.

Our general and administrative expenses increased $830,000 for the quarter mainly due to increases in payroll, including stock based compensation, and IT expenses related to our new Web site platform. For the quarter our advertising expenses were about $4.3 million, compared to $6.2 million for the same quarter of the prior year. For the fiscal year it was $21.6 million, compared to $22.7 million for the last fiscal year.

Advertising spending increased over the prior year, yet total net advertising expenses decreased, due to increased co-op marketing rebates. Advertising cost of acquiring a customer for the quarter defined as total advertising expenses divided by total new customers acquired was approximately $49 compared to $58 for the same quarter the prior year, and for the fiscal year it was $49 compared to $54 for the last fiscal year.

We had $118.7 million in cash and cash equivalents and $34.4 million in inventory, with no debt as of March 31, 2021. Net cash from operations for the fiscal year was $40.1 million compared to $38.8 million for the prior fiscal year. Inventory was higher due to increases in lead times and it was more than offset by increases in payables. Capital expenditures were approximately $2.4 million for the fiscal year.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:	Thank you. If you would like to ask a question, please press Star 1. Pleas unmute your phone and record your name slowly and clearly when prompted. Your name is required to introduce your question. Again Star 1 if you’d like to ask a question. Our first question comes from Erin Wright with Credit Suisse. Your line is open.

Erin Wright:	Hi. Thanks for taking the questions. First, can you speak to those factors that you were mentioning that were impacting the gross margin in the quarter? And how should we be thinking about that from a quarterly progression standpoint on the gross margin front? And also just longer term can you help us frame the margin profile of your business and what are some of the factors we should be considering longer term? Thanks.

Mendo Akdag:	Vendors shifted funding to co-op marketing in lieu of discounting products. This negatively impacted gross margins for the quarter, while positively impacting advertising expenses by reducing them. We anticipate this trend is going to continue, so I suggest you look at it - at the operating income – operating margin level instead of just gross margin.

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Erin Wright:	Okay, that's helpful. And then just a bigger picture question on the broader shift to online pet spending as well as the greater pet ownership trends that we saw over the course of the pandemic I guess how should we be thinking about the stickiness of that customer base? What are you seeing now as we lap some of them?

Mendo Akdag:	The peak last year was the month of April and it looks like the peak this year is going to be the month of May. The weather was warmer last year in the March quarter compared to this year and also demand was possibly pulled forward last year due to the pandemic. So we'll see what happens. Consumer behavior post-pandemic is somewhat difficult to predict.

Erin Wright:	Okay, great. Thank you.

Coordinator:	Thank you. Our next question comes from Anthony Lebiedzinski with Sidoti. Your line is open.

Anthony Lebiedzinski:	Good morning and thank you for taking the questions. So just wanted to ask if any way for you guys to possibly quantify the impact of the colder weather? What that was? Yes I know, especially, you know, Texas and Midwest got hit pretty hard in February so just wondering if you could take a stab at just trying to, you know, give us a sense as to the magnitude of the weather impact maybe what it was you think?

Mendo Akdag:	Yes. February was much colder for sure. It's really difficult to - I mean it gets into making some assumptions to do that. We are not going to do that at this time.

Anthony Lebiedzinski:	Okay. Yes, I know it's tough but I figure I would ask anyway. But the - okay and then you talked in the release about - and this is something you said before but just wanted to see if you guys could expand on what you - you’re looking at as far as fiscal 2022 plans with respect to exploring alternative ways of acquiring new customers and adding value-added services? Can you give us an update on that? And also as far as your e-commerce platform or what else - what have you done and what needs there still be done to get that fully finalized? Thank you.

Mendo Akdag:	We are still in process of exploring for, you know, new revenue sources and new opportunities within pet health and wellness, and alternative ways of acquiring new customers. So we'll give you more information in the later part of the year. Our Web site and app redesign is continuing. It's going to be about June, July before we complete it. It never really gets completed, but at least the vast majority of it will be completed and we'll do some A-B testing to further improve it.

Anthony Lebiedzinski:	All right. Thank you and best of luck.

Mendo Akdag:	Thank you.

Coordinator:	Thank you. And as a reminder if you would like to ask a question please press Star 1. Our next question comes from Ben Rose with Battle Road Research. Your line is open.

Ben Rose:	Yes. Good morning to both of you.

Mendo Akdag:	Good morning.

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Ben Rose:	Some questions Mendo around the “Ask a Vet” feature that I guess in the last several months you've been more prominently featuring on the Web site. Was curious to know if you could speak either quantitatively or qualitatively about the number of sessions that you may be having with customers and just your thoughts about this particular feature and potentially expanding its use over the next fiscal year?

Mendo Akdag:	I will talk qualitatively that the usage has been increasing, and it's going to be more prominent once we complete the redesign. We are redesigning the education section of our Website. So that has not been completed yet so it will be more prominent also on the app. It's going to be more prominent so - it should be helping with - helping the consumer and also may help with acquiring customers.

Ben Rose:	Okay, and then either for you or Bruce, it looks like the inventory additions this year for the seasonally strongest June quarter were not quite as strong as they were - were not quite as much as they were last year. Could you speak to the health of the supply chain and your ability to, you know, get the kind of medications that you need to fulfill customer orders?

Bruce Rosenbloom:	As far as inventory balances, our inventory balance was actually higher this year compared to last year. We really didn't see any significant issues in our major lines, major brands. We did note that there were some possible lead time issues on some of the smaller brands, but nothing material to the overall supply chain.

Ben Rose:	Okay. Okay, that's it from me for now. Thank you very much.

Coordinator:	Thank you. And at this time we have no further questions on the audio line. I'll hand it back to the speakers.

Mendo Akdag:	Thank you. In fiscal 2022 we will be exploring alternative ways of acquiring customers and adding value added services. We will continue investing in our e-commerce platform and mobile app to better service our customers. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call. Thank you.

Coordinator:	Thank you. That concludes today's conference. Thank you for participating. You may disconnect at this time.

END

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